Exhibit 99.3

The presentation below and on the following page presents pro forma financial information showing the reverse merger combination of  CVSL and HCG as of June 30, 2012, the last date for which CVSL had reported quarterly financial statements. The details of the transaction accounting are shown in the footnotes on the following page.  The information being presented includes a proforma balance sheet, which shows the goodwill accounting that would have been applicable on June 30, 2012, to be consistent with asset and liability values as of that date.  The final purchase accounting will be based on the actual balance sheet values as of September 25, 2012, but are not materially different from the adjustments shown below

Computer Vision Systems Laboratories Corp.

Proforma Information

(unaudited)

	As of June 30, 2012
	CVSL	HCG		Adjustments	ProForma
BALANCE SHEETS

Current assets	$98,558	$105,715		$—	$204,273
Fixed assets, net	—	1,513		—	1,513
Intangible assets, net	239,500	—			239,500
Goodwill, net			(c)	2,411,551	—
				(2,411,551)
Total Assets	$338,058	$107,228		$—	$445,286

Liabilities
Accounts payable and accrued expenses	$—	$68,220	(e)	$150,000	$218,220
Related party payables	75,000	25,241		—	100,241
Line of credit	—	23,649		—	23,649
Unearned revenue	—	72,824		—	72,824

Total Current Liabilities	$75,000	$189,934		$150,000	$414,934

Stockholders’ Equity
Common stock	$4,913	$10	(b)	$43,848	$48,771

Additional paid in capital	4,938,143	66,094	(b)	$(48,761)	2,691,942
			(a)	(4,938,143)
			(c)	2,674,609

Unearned share-based compensation	(2,135,674)	—	(a), (d)	2,135,674	—
Accumulated deficit	(2,544,324)	(148,810	)(a)	2,544,324	(2,710,361)
			(d)	2,135,674
			(g)	(4,697,225)

Total Stockholders’ (Deficit) Equity	263,058	(82,706)		(150,000)	30,352

Total Liabilities and Stockholders’ (Deficit) Equity	$338,058	$107,228		$—	$445,286

	—	—		—	0
STATEMENTS OF OPERATIONS

Revenue	$—	$449,804		$—	$449,804

Operating expenses	$(178,480)	$(446,849)			$(625,329)

Other expense	$(279,985)	$—	(e)	$(150,000)	$(4,977,210)
			(d)	$(2,135,674)
			(f)	(2,411,551)
Net (Loss) Income	$(458,465)	$2,955	(g)	$(4,697,225)	$(5,152,735)

See accompanying footnotes on next page.

Computer Vision Systems Laboratories Corp.

Proforma Information

(unaudited)

	For the six months ended June 30, 2012
	CVSL	HCG		Adjustments	ProForma
STATEMENTS OF OPERATIONS

Revenue	$—	$449,804		$—	$449,804

Operating expenses	$(178,480)	$(446,849)			$(625,329)

Other expense	$(279,985)	$—	(e)	$(150,000)	$(4,977,210)
			(d)	$(2,135,674)
			(f)	(2,411,551)
Net (Loss) Income	$(458,465)	$2,955	(g)	$(4,697,225)	$(5,152,735)

(a)	HCG is the accounting acquirer. Eliminate all capital accounts of the accounting acquiree
(b)	Reset par value common stock based on total shares outstanding
(c)

On 9/25/12, the former shareholder of HCG received shares resulting in ownership of 89.825% of the issued and outstanding stock of CVSL. ASC 805-40-30-2 states, in part “fair value consideration is based on…what the legal subsidiary (accounting acquirer) would have had to issue to give the owners of the legal parent the same percentage equity interest in the combined entity that results from the reverse acquisition.” The fair value effectively transferred should be based on the most reliable measure. The quoted market price of CVSL’s shares provides a more reliable basis for measuring the consideration than the estimated fair value of the shares in HCG, as HCG’s shares are privately-held.

Prior to the transaction, the accounting acquiree had 49,626,292 shares outstanding. Using the closing price of $.06 per share on 9/24/2012, the Market Capitalization was $2,977,578. The fair value of the consideration would be what HCG would hypothetically have had to pay to acquire an 89.825% interest in a company valued at $2.98 million. As such, the fair value of the consideration is 89.825% * $2,977,578 or $2,674,609.

(c)	Per ASC 805-40-55-12, Goodwill is calculated as the consideration effectively transferred less the net recognized values of the accounting acquiree’s identifiable assets and liabilities.
(d)	Amount is used to expense the unearned share based compensation that became fully vested up the acquisition
(e)	To record estimated transaction costs
(f)

To record an impairment of the acquired goodwill. The goodwill was a result of the fair value of the common stock issued in excess of the fair value of the net assets acquired. Upon assessment of the status of the intangible assets and the ongoing operations of the medical device business, the acquirer determined that the goodwill was impaired upon acquisition.

(g)	Losses recognized as of the transaction date

Note: To be read in conjunction with the September 30, 2012 consolidated financial statements filed on Form 10-Q